EXHIBIT 16.1

KPMG LLP

Suite 1400

55 Second Street

San Francisco, CA 94105

May 16, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Amyris, Inc. and subsidiaries (Amyris, Inc.) and, under the date of April 17, 2018, we reported on the consolidated financial statements of Amyris, Inc. as of and for the year ended December 31, 2017. On May 13, 2019, we were notified that Amyris, Inc. would be engaging BDO USA, LLP (BDO) as its principal accountant for the year ending December 31, 2019 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Amyris Inc.’s consolidated financial statements as of and for the year ended December 31, 2018, and the effectiveness of internal control over financial reporting as of December 31, 2018, and the issuance of our reports thereon. We have read Amyris, Inc.’s statements included under Item 4.01 of its Form 8-K dated May 16, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with Amyris Inc.’s statements:

(i) that the change was approved by the Audit Committee of the Board of Directors, and

(ii) that during the Company’s two most recent fiscal years, which ended December 31, 2018 and December 31, 2017, and the subsequent interim period through May 15, 2019, neither the Company nor any person on its behalf consulted with BDO with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” as such terms are described in Items 304(a)(1)(iv) or 304(a)(1)(v), respectively, of Regulation S-K promulgated under the Exchange Act.

Very truly yours,

/s/ KPMG LLP